EXHIBIT 99.1

CardioGenics Announces Appointment of New Director

MISSISSAUGA, Ontario – January 12, 2015 – CardioGenics Holdings Inc. (OTCQB: CGNH), developer of the ultra-sensitive QL Care™ analyzer, an immunoassay point-of-care analyzer, and other products for the In-Vitro-Diagnostics testing market, announced today that Karim Murabet has been appointed as a director of the Company, effective January 12, 2015. Mr. Murabet will serve as an independent director.

Dr. Yahia Gawad, Chief Executive Officer of CardioGenics, commented, “We are extremely pleased to have an individual of Karim’s reputation and experience joining CardioGenics. Karim brings a strong background in international business that will enhance the expertise, knowledge and skills of our board. We look forward to working with Karim as we move forward with the commercialization of our products and our growth strategy.”

Mr. Murabet has extensive business experience in diverse fields. He began his career as a professional soccer player around the world and went on to work in the sporting goods industry as the owner of Lanzera Italia. His passion for sports also led him to be a football manager in various countries. As an investor, he is currently co-owner of Libyan Italian Real Estate Investment Co. and a consultant and advisor to Gruppo Bonifaci, one of Italy’s largest real estate developers, based in Rome.

Mr. Murabet currently resides in the United Arab Emirates and is a Partner and Director responsible for business development and public relations in ICap Group FZC, a property development, architecture, hotel management and investment company registered in the United Arab Emirates.

Mr. Murabet is a graduate of College du leman in Versoix, Switzerland and received a BA in human behavior and later an MBA in business from U.S. International University-San Diego.

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ABOUT CARDIOGENICS HOLDINGS INC.

Through its operating subsidiaries, the Company develops ultra-sensitive analyzers and other products targeting the immunoassay segment of the IVD testing market. It has developed the QL Care™ Analyzer, a proprietary and ultra-sensitive Point-Of-Care immuno-analyzer, which will run a number of diagnostic tests under development, the first of which will be a series of cardiovascular diagnostic tests. As part of its core proprietary technology, the Company has also developed a proprietary method for silver coating paramagnetic microspheres (a fundamental component of immunoassay equipment), which improve instrument sensitivity to light. The Company’s proprietary microspheres technology and SAVAsphere™ magnetic beads are developed and marketed through the Company’s Luxspheres subsidiary. The Company’s principal offices are located in Mississauga, Ontario, Canada. For more information please visit www.cardiogenics.com and www.luxspheres.com.

Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “should,” “plan,” “projected,” “intend,” and similar expressions to identify forward-looking statements. These statements are based on the Company’s beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company’s current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company’s periodic filings with the Securities and Exchange Commission.

For more information about CardioGenics:

CardioGenics Holdings Inc.

Joseph J. Nese

Tel: 1.516.428.4200

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